EXHIBIT 4.2

INDEMNIFICATION AGREEMENT

INDEMNIFICATION AGREEMENT (the “Agreement”) is made and entered into between GreenMan Technologies, Inc., a Delaware corporation (the “Company”), and Timothy Mahoney (the “Indemnitee”) as of __________, 2011.

WHEREAS, the Company’s wholly-owned Green Tech Products, Inc. subsidiary (“Green Tech Products”) has entered into an Asset Purchase Agreement dated as of June 13, 2011 (the “Purchase Agreement”), pursuant to which Green Tech Products shall sell, and Irish Knight Holdings, L.L.C., a limited liability company owned in part by the Indemnitee (the “Purchaser”), shall purchase, substantially all of the assets of Green Tech Products’ molded rubber products business (the “Business”);

WHEREAS, the Company, Green Tech Products, the Indemnitee and certain other parties are defendants in litigation filed by the Orland Unified School District in the Superior Court of the State of California in and for the County of Glenn, Case No. 10CV00872 (the “Litigation”) alleging certain claims against such defendants relating to the operation of the Business during the period it was owned by Green Tech Products; and

WHEREAS, it is a condition to the Purchaser’s obligations to consummate the transactions contemplated by the Purchase Agreement that the Company enter into this Agreement for the benefit of the Indemnitee;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties agree as follows:

1.      Indemnity of Indemnitee. The Company hereby agrees to hold harmless and indemnify the Indemnitee to the fullest extent permitted by law from and against any and all expenses, judgments, penalties, fines and amounts paid in settlement and other amounts actually and reasonably incurred by him or on his behalf in connection with the Litigation or any claim, issue or matter therein (“Expenses”).

2.      Control of Litigation. The Company shall be entitled (a) to control of the defense and conduct of the Litigation, (b) to employ and engage attorneys of its own choice to defend and conduct the Litigation (unless the Indemnitee has been advised in writing by counsel that there may be one or more legal defenses available to the Indemnitee that are different from or additional to those available to the Company, in which event the Indemnitee will be entitled, at the Company’s cost, risk and expense, to separate counsel of his own choosing) and (c) to compromise or settle the Litigation, which compromise or settlement will be made only with the written consent of the Indemnitee, such consent not to be unreasonably withheld, unless the proposed compromise or settlement provides for a full release of all claims against the Indemnitee, in which case the Indemnitee’s consent to such compromise or settlement shall not be required. The Indemnitee agrees to reasonably cooperate with the Company in connection with the conduct of the Litigation.

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3.      Advancement of Expenses. If and only in the event that the Indemnitee is determined to be entitled to separate counsel pursuant to Section 2(b), above, then the Company shall advance all Expenses reasonably incurred by or on behalf of Indemnitee in connection with the Litigation within 30 days after the receipt by the Company of a statement or statements from the Indemnitee requesting such advance or advances from time to time. Such statement or statements shall reasonably evidence the Expenses incurred by the Indemnitee and shall include or be preceded or accompanied by a written undertaking by or on behalf of the Indemnitee to repay any Expenses advanced if it shall ultimately be determined pursuant to Section 4, below, that the Indemnitee is not entitled to be indemnified against such Expenses. Any advances and undertakings to repay pursuant to this Section 3 shall be unsecured and interest free.

4.      Exception to Obligations. Notwithstanding anything to the contrary in this Agreement, in the event that the Indemnitee is found by a nonappealable judgment of a court not to have acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and/or Green Tech Products in connection with the matters that are or were the subject of the Litigation, then the Company shall be under no obligation to provide indemnification to the Indemnitee under this Agreement and the Indemnitee shall repay to the Company any Expenses paid or provided to the Indemnitee prior to such finding.

5.      Execution in Counterparts. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.      Notices. Any and all notices required or permitted under this Agreement shall be given in accordance with Section 7.03 of the Purchase Agreement.

7.       Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party hereto which is not embodied in this Agreement, and no party shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

8.      Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa, without regard to conflict of law provisions that would defer to the laws of another jurisdiction. The rights and obligations of the parties hereunder shall be governed by and determined in accordance with such laws.

9.      Dispute Resolution. Any dispute, controversy or claim between the parties relating to, or arising out of or in connection with, this Agreement (or any subsequent agreements or amendments related thereto), including as to its existence, enforceability, validity, interpretation, performance, breach or damages, including claims in tort, whether arising before or after the termination of this Agreement, will be settled only by binding arbitration pursuant to the Commercial Arbitration Rules, as then amended and in effect, of the American Arbitration Association and the provisions of Subsections 7.06(a) through (h) of the Purchase Agreement, which subsections are incorporated in this Agreement by this reference.

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10.      Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

11.      Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.      Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, rule or regulation, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision has never comprised a part hereof. The remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GreenMan Technologies, Inc.

By
Name:
Title:

Indemnitee

Timothy Mahoney

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